Report of Independent Registered Public Accounting Firm

To the Shareholders and
Board of Trustees of MTB Group of Funds

In planning and performing our audits of the financial statements of MTB "U.S. Treasury Money Market Fund, MTB U.S. Government Money Market Fund," "MTB Tax-Free Money Market Fund, MTB Money Market Fund, MTB Prime Money" "Market Fund, MTB New York Tax-Free Mone"

The management of the Funds is responsible for establishing and maintaining effective internal control over financial reporting. In "fulfilling this responsibility, estimates and judgments by management are" required to assess the expected benefits and rel

"Because of its inherent limitations, internal control over financial" "reporting may not prevent or detect misstatements. Also, projections of" any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate beca A deficiency in internal control over financial reporting exists when the design or operation of a control "does not allow management or employees, in the normal course of performing" "their assigned functions, to prevent or detect misstatements on a timely " Our consideration of the Funds internal control over financial reporting was for the limited purpose described in the first paragraph and would not necessarily disclose all deficiencies in internal control that might be material weaknesses under standard


This report is intended solely for the information and use of management and the Board of Trustees of MTB Group of Funds and the Securities and Exchange Commission and is not intended to be and should not be used by anyone other than these specified parti


					ERNST & YOUNG LLP


"Boston, Massachusetts"
24-Jun-08